Exhibit 99.2
Health Fitness Completes Share Repurchase Plan
Minneapolis (May 27, 2008) — Health Fitness Corporation (OTC BB: HFIT), a leading provider of integrated employee health and productivity management solutions, today announced that it has completed its previously announced share repurchase plan.
Under this plan, the company repurchased 1.14 million shares of its common stock on the open market in accordance with Securities and Exchange Commission Rule 10b-18 and other pertinent rules and regulations. Share repurchases were funded by the company’s available working capital.
“We are pleased to complete our share repurchase program, which reflects our confidence in our strategy and focus as we move Health Fitness forward,” said Gregg Lehman, Ph.D., president and chief executive officer.
About Health Fitness Corporation
Health Fitness Corporation is a leading provider of integrated employee health and productivity management solutions to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, Health Fitness Corporation partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. Health Fitness Corporation serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. Health Fitness Corporation provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED(TM) Health Coaching and delivery of health improvement programs. Health Fitness Corporation employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on Health Fitness Corporation, visit www.hfit.com.

CONTACTS
Wes Winnekins, CFO	David Heinsch
Health Fitness Corporation	Padilla Speer Beardsley
(952) 897-5275	(612) 455-1768